EXHIBIT (c)(vii)

Queensland Treasury Corporation Half Year Report

for the half year ended December 31, 2009

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QUEENSLAND TREASURY CORPORATION

HALF-YEARLY REPORT DECEMBER 2009

QUEENSLAND TREASURY CORPORATION

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QUEENSLAND TREASURY CORPORATION

HALF-YEARLY REPORT DECEMBER 2009

Contents

Queensland Treasury Corporation	1
Five-year Business Summary	2
Chairman’s Report	4
Half-year Financial Statements	7
Management Report	24
Appendix A: Loans to Customers	25
Appendix B: Partners in Financial Markets	30
Appendix C: QTC’s 2009-10 Indicative Borrowing Program	32
Appendix D: Corporate Directory	33

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs, and delivering solutions to meet those needs.

Values

Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, and strong commitment and valuable contributions.

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Queensland Treasury Corporation

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility for:

•	sourcing and managing the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner

•	providing financial and risk management advice to the Queensland Government and its Queensland public sector customers on financial risk issues, and

•	investing the State’s short- to medium-term cash surpluses, to maximise returns to customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, it may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt. With responsibility for all of the State’s debt raising, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State. We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with low cost access to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment. Customers can choose from an overnight facility, a managed short-term fund or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

HALF-YEARLY REPORT DECEMBER 2009	1

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Five-year Business Summary

	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	FINANCIAL YEAR 2008–09	HALF-YEAR 2009
Financial
CAPITAL MARKETS OPERATIONS
Operating Statement ($000)
Interest from onlendings	572 306	768 624	1 489 666	3 614 201	1 176 776
Management fees	22 698	24 820	31 504	41 380	24 945
Interest on borrowings	857 281	1 144 884	2 077 211	4 431 033	1 428 075
Interest on deposits	302 987	316 880	471 014	394 238	112 480
Profit/(loss) before income tax	62 310	59 589	(65 024)	53 430	159 832
Income tax expense	12 741	13 740	15 681	10 227	16 300

Profit /(loss) for the year	49 569	45 849	(80 705)	43 203	143 532

BALANCE SHEET ($000)
Total assets	33 492 178	40 612 318	49 915 436	71 517 525	66 075 423
Total liabilities	33 164 678	40 238 969	49 622 792	71 181 678	65 596 044

Net assets	327 500	373 349	292 644	335 847	479 379

Customer
SAVINGS FOR CUSTOMERS ($M)
Savings due to portfolio management	46.5	(13.1)	18.7	6.2	(1.5)
Savings due to borrowing margin	74.4	82.1	145.2	256.7	210.3
Total savings for customers	120.9	69.0	163.9	262.9	208.8
Cumulative savings for customers	1 466.4	1 535.4	1 699.3	1962.2	2171

LOANS TO CUSTOMERS
Loans ($000)	19 831 582	24 268 854	32 911 506	44 407 516	48 824 209
Number of onlending customers	321	313	280	243	269
Outperformance of benchmark (% pa semi-annual)
Floating Rate Debt Pool	0.19	0.21	0.20	0.21	0.21
3 Year Debt Pool	0.27	0.00	0.08	0.07	(0.01)
6 Year Debt Pool	0.23	(0.06)	0.05	0.04	(0.03)
9 Year Debt Pool	0.20	(0.18)	(0.05)	0.01	(0.03)
12 Year Debt Pool	0.24	(0.22)	(0.04)	0.07	(0.04)
15 Year Debt Pool	0.23	(0.12)	0.01	0.16	(0.02)

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	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	FINANCIAL YEAR 2008–09	HALF-YEAR 2009

MANAGED FUNDS
Deposits ($000)	5 329 329	7 698 426	8 251 872	7 793 010	5 566 779
Number of depositors	253	254	214	214	206
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.16	0.17	0.22	0.04	0.33

Financial Markets
Debt outstanding* ($000)	27 519 577	32 074 526	40 728 150	62 624 234	59 686 859
QTC bond rates (%)
September 2007	6.00	6.37	—	—	—
July 2009	5.99	6.68	7.40	3.13	—
May 2010	6.00	6.72	7.39	3.38	4.12
June 2011	6.01	6.74	7.31	4.32	4.64
April 2012	—	—	7.26	4.95	4.98
August 2013	6.00	6.69	7.17	5.54	5.46
October 2015	6.02	6.66	7.04	5.86	5.83
September 2017	—	6.64	7.00	6.11	6.10
June 2019	—	—	—	6.29	6.25
June 2021	6.02	6.58	6.94	6.34	6.38
March 2033	—	—	—	6.37	6.51
QTC Capital-Indexed Bond rates (%)
August 2030	2.51	2.79	2.32	3.67	3.65
Average basis point margin of 1st tier semi-government bonds to +
Commonwealth bonds #	22	32	56	50	44
Swap #	(23)	(21)	(52)	19	(8)
AAA credit (non-govt) #	(31)	(30)	(144)	(218)	(121)

QTC global and domestic bonds on issue at face value ($000)	26 903 063	33 000 416	41 833 356	56 394 453	55 982 119

Corporate
Number of employees	132	148	160	180	176
Administration expenses ($000)	30 249	32 958	33 398	51 088	22 413

*	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.
#	Data sourced from CBA Spectrum (Australian dollar denominated).
+	1st tier semi-government bonds includes QTC, NSWTC and TCV (Composite Fair Value Curve), average is across 1-10 years.

HALF-YEARLY REPORT DECEMBER 2009	3

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Chairman’s Report

QTC MADE AN OPERATING PROFIT AFTER TAX OF $1,423.1 MILLION, COMPRISING $143.5 MILLION FROM ITS CAPITAL MARKETS OPERATIONS AND $1,279.6 MILLION FROM THE LONG TERM ASSETS SEGMENT.

Sir Leo Hielscher AC
Chairman

As the first half of the 2009-10 financial year brought an overall improvement in the global financial outlook, QTC leveraged opportunities to successfully raise and manage its funding to meet the State’s requirements, and build stronger working relationships with customers, leading to considerably improved business outcomes for both QTC and its customers.

QTC demonstrated considerable expertise to meet the requirements of its customers in response to the extraordinary 2009 calendar year, which featured the combined effects of the ongoing global credit and liquidity crises and the Government’s response to those events; the markets’ reaction to the decline in the State’s financial position that led to the downgrade of its credit rating; the offer and take-up of the Australian Government Guarantee; and, more recently, the steady improvement in the economic environment.

For the half-year ending 31 December 2009, QTC made an operating profit after tax of $1,423.1 million, comprising $143.5 million from its Capital Markets Operations and $1,279.6 million from the Long Term Assets segment. (QTC holds the State’s Long Term Assets portfolio, following the Government’s transfer of those assets to QTC in the previous financial year. In return for the transfer, QTC issued a fixed rate note that provides the State with a fixed rate of return, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio. The Long Term Assets portfolio recorded a 12.06% return for the six months to 31 December 2009, reversing some of the losses recorded in this segment in the 2008-09 financial year (2008-09: $4.64 billion). The Long Term Assets transactions have no cash flow impact on QTC.)

QTC also achieved quantifiable savings for customers and the State of $208 million, principally through its ability to add value through the management of borrowing margins.

Successfully funding Queensland’s largest annual borrowing program

Over the past six months, QTC has successfully and progressively funded Queensland’s largest-ever annual borrowing program $19.8 billion. Critical to this success was QTC’s take-up, on 18 September 2009, of the Australian Government’s offer of a guarantee on a sub-set of new and existing debt, together with the ongoing support of QTC’s Fixed Interest Distribution Group.

Leading QTC’s issuance was the new 2019 benchmark bond line, which was launched in June 2009 and raised $3.25 billion. Conducted via a book-build process, the launch was reported, at the time, to be the largest Australian dollar domestic syndicated benchmark bond launch on record. The new 2019 benchmark bond was received positively by the market, with strong support from both domestic and offshore investors. Other highlights included a JPY15 billion 30 year issue, a USD350 million Fixed Rate Note that was issued under the United State’s Medium Term Note (MTN) Program, and the issue of commercial paper in a broader range of currencies than previously utilised.

Investors demonstrated their support for QTC and its ongoing commitment to open and transparent business interactions delivered through its annual investor relations program, maintaining their holdings of QTC bonds, even after the downgrade of QTC’s long-term credit-rating from AAA to AA+ (Standard and Poor’s) and AAA to Aa1 (Moody’s) earlier in the year.

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Facilitating our customers’ business success

In the period under review, QTC initiated and implemented increasingly more flexible funding and debt management arrangements for customers, ensuring the most cost-effective funding to meet customers’ debt needs, and managing the State’s refinancing risk.

In addition to our core advisory services, we provided tailored debt, investment and liquidity management solutions, and achieved considerable success working with our customers to achieve:

•	a regulatory costing tool for Treasury’s Office of Regulatory Efficiency that will be implemented across all Government entities as part of the Government’s Smart Regulation Reform Agenda

•

a business analysis of the cash flow management process for the South East Queensland (SEQ) bulk water entities, to identify models, tools and or systems that will improve the short-term cash flow forecasting and debt management arrangements across the SEQ Water Grid

•

an agreed alternative methodology for determining the regulated cost of debt for use in the pricing of bulk water for the SEQ bulk water entities that greatly reduces risk for both the water entities and consumers compared to the current regulatory approach

•	credit and capital structure reviews of the State’s Government-Owned Corporations (GOCs), and liability benchmark reviews for some of our GOC customers, and

•	customised modelling solutions to support customers in analysing a range of financial decisions.

QTC also hosted a significant number of tailored customer training courses and presentations, which received very positive feedback for all courses and included a series of Water Forums and Cost of Capital workshops.

Better collaboration across Government achieved

We collaborated with multiple customers and stakeholders to achieve a number of significant outcomes, including:

•

promoting the appropriate consideration and supporting the acceptance of a traditional funding proposal for the Northern Link Tollway, following work with Brisbane City Council, Queensland Treasury and the Department of Infrastructure and Planning

•

developing a regulatory water pricing and business model capable of being used by all local governments, with significant input from Townsville City Council, the Rockhampton, Cairns, Mackay and Toowoomba regional local governments, the Department of Environment and Resource Management and the Queensland Water Commission, and extensive consultation with the Queensland Competition Authority

•	developing key capital structure principles for the new South East Queensland water distribution and retail entities (asset value: $11 billion) in conjunction with Queensland Treasury

•

delivering a number of workshops to elected officials on local government finances in conjunction with Department of Infrastructure and Planning, and Department of Environment and Resource Management, and

•	working with Treasury and Department of Infrastructure and Planning regarding the proposed redevelopments of the Royal National Association (RNA) site.

LEADING QTC’S ISSUANCE WAS THE NEW 2019 BENCHMARK BOND LINE, WHICH WAS LAUNCHED IN JUNE 2009 AND RAISED $3.25 BILLION.

HALF-YEARLY REPORT DECEMBER 2009	5

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Chairman’s Report (CONTINUED)

Looking forward

As indicated in the 2008–09 Chairman’s Report, QTC has been developing strategies to minimise future investor disruption from events such as the eventual withdrawal of the Australian Government Guarantee. With the Australian Government’s recent announcement of the withdrawal of the Australian Government Guarantee for new issuance on 31 December 2010, the implementation of these strategies will be a major focus for the year ahead.

On a corporate level, I look forward to completing the organisation-wide implementation of QTC’s new customer-centric operating model and structure, which will help secure greater customer and stakeholder value for Queensland.

I would like to acknowledge QTC’s employees, whose continued commitment ensured QTC achieved significant results for its customers and the State. I would also like to thank QTC’s Board of Directors for their guidance through QTC’s most challenging calendar year to date.

/s/ SIR LEO HIELSCHER AC
SIR LEO HIELSCHER AC
Chairman

Addendum

On 11 February 2010, some key leadership changes to QTC’s Board and Executive were announced:

1.	Sir Leo Hielscher AC announced that he would not be seeking re-appointment at the end of his eighth consecutive term as Chairman on 30 June 2010. The Queensland Treasurer, in recognition of Sir Leo’s distinguished career, announced that the QTC Board had awarded Sir Leo the specifically-created, honorary title of QTC’s Foundation Chairman, effective 1 July 2010. At the request of the Board, Sir Leo has also agreed to provide ongoing high-level advisory services to the QTC Board, as required.

2.	The Treasurer then announced the appointment of Stephen Rochester, QTC’s current Chief Executive, to succeed Sir Leo as the new Chairman of QTC Board, effective 1 September 2010. Mr Rochester will retire from the office of QTC’s Chief Executive on 27 August this year, after he turns 60. (Deputy Chairman of the QTC Board, Alex Beavers, will fulfil the role as Chairman from 1 July 2010 to 31 August 2010.)

3.	The Treasurer also announced the reappointment of Marian Micalizzi and Shauna Tomkins as Members of the QTC Board. Both Ms Micalizzi and Ms Tomkins have been QTC Board Members since 2000, and have each been reappointed for a term of 4 years.

4.	The QTC Board will begin its process to recruit a new Chief Executive in March 2010.

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Half-year Financial Statements FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

Contents

Statement of Comprehensive Income	8
Balance Sheet	9
Statement of Changes in Equity	10
Statement of Cash Flows	11
Notes to and Forming Part of the
Financial Statements	12
Certificate of the Queensland
Treasury Corporation	22
Independent Auditor’s Review Report	23

HALF-YEARLY REPORT 2009	7

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Statement of Comprehensive Income FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

	NOTE	31 DECEMBER 2009 $000	31 DECEMBER 2008 $000
Capital Markets Operations
NET INTEREST INCOME
Interest income	4	1 683 154	4 993 733
Interest expense	4	(1 540 555)	(4 927 179)

		142 599	66 554

OTHER INCOME
Fees – management	5	24 945	18 741
Fees – professional		399	250
Fees – other		232	232
Amortisation of cross border lease deferred income		4 299	4 299
Lease revenue		9 739	7 859

		39 614	31 381

EXPENSES
Administration expenses		(22 413)	(22 333)
Loss on sale of property, plant & equipment		(70)	—
Provisions – cooperative housing societies		(13)	(9)

		(22 496)	(22 342)

Share of associate’s net profit		115	54

Profit from capital markets operations before income tax		159 832	75 647

Income tax expense		(16 300)	(1 898)

Profit from capital markets operations after income tax		143 532	73 749

Long Term Assets
NET RETURN FROM INVESTMENTS IN LONG TERM ASSETS
Net change in fair value of unit trusts	6	2 116 607	(2 765 549)
Interest on fixed rate note		(819 056)	(773 882)
Management fees – QIC		(17 905)	(17 368)

Profit/(loss) from long term assets		1 279 646	(3 556 799)

Total net profit/(loss) for the period after tax		1 423 178	(3 483 050)

Total comprehensive income attributable to the owners		1 423 178	(3 483 050)

TOTAL COMPREHENSIVE INCOME DERIVED FROM:
Capital markets operations	3	143 532	73 749
Long term assets	3	1 279 646	(3 556 799)

Total comprehensive income		1 423 178	(3 483 050)

The accompanying notes form part of these financial statements.

Note:	Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets on 1 July 2008 (refer notes 1 and 3).

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Balance Sheet AS AT 31 DECEMBER 2009

	NOTE	31 DECEMBER 2009 $000	30 JUNE 2009 $000
Assets
CAPITAL MARKETS OPERATIONS
Cash	7	376	814
Receivables		1 653	10 672
Financial assets at fair value through profit or loss	8	16 905 225	26 474 512
Derivative financial assets	9	216 727	493 249
Onlendings	10	48 824 209	44 407 516
Property, plant and equipment		118 278	125 252
Investments accounted for using the equity method		577	492
Intangible assets		6 636	2 761
Deferred income tax asset		1 742	2 257

		66 075 423	71 517 525

LONG TERM ASSETS
Financial assets at fair value through profit or loss	11	19 401 757	17 470 034

		19 401 757	17 470 034

Total Assets		85 477 180	88 987 559

Liabilities
CAPITAL MARKETS OPERATIONS
Payables		201 392	208 322
Tax liabilities		15 808	11 139
Derivative financial liabilities	12	125 206	544 973
Financial liabilities at fair value through profit or loss
– Interest-bearing liabilities	13	59 686 859	62 624 234
– Customer deposits	13	5 566 779	7 793 010

		65 596 044	71 181 678

LONG TERM ASSETS
Financial liabilities at amortised cost		22 760 582	22 108 505

		22 760 582	22 108 505

Total Liabilities		88 356 626	93 290 183

Net Assets		(2 879 446)	(4 302 624)

Equity
CAPITAL MARKETS OPERATIONS
Reserves		200 631	189 914
Retained surplus		278 748	145 933

		479 379	335 847

LONG TERM ASSETS
Retained surplus/(deficit)		(3 358 825)	(4 638 471)

		(3 358 825)	(4 638 471)

Total Equity		(2 879 446)	(4 302 624)

The accompanying notes form part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2009	9

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Statement of Changes in Equity FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

		CAPITAL MARKETS OPERATIONS				LONG TERM ASSETS	TOTAL
	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000
Balance at 1 July 2009		39 082	126 332	24 500	145 933	(4 638 471)	(4 302 624)
Total comprehensive income for the period		—	—	—	143 532	1 279 646	1 423 178
Transfer from/(to) retained surplus	14	—	3 217	7 500	(10 717)	—	—

Balance at 31 December 2009		39 082	129 549	32 000	278 748	(3 358 825)	(2 879 446)

Balance at 1 July 2008		39 082	34 000	53 500	166 062	—	292 644
Total comprehensive income for the period		—	—	—	73 749	(3 556 799)	(3 483 050)
Transfer from/(to) retained surplus	14	—	89 027	(34 000)	(55 027)	—	—

Balance at 31 December 2008		39 082	123 027	19 500	184 784	(3 556 799)	(3 190 406)

The accompanying notes form part of these financial statements.

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Statement of Cash Flows FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

	NOTE	31 DECEMBER 2009 $000	31 DECEMBER 2008 $000
Capital Markets Operations
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received from onlendings		1 192 206	3 766 176
Interest received from investments		518 024	437 828
Interest received from operating leases		10 118	8 024
Fees received – management		24 962	18 828
Fees received – professional		434	273
Fees received – other		230	325
GST paid to suppliers		(988)	(4 072)
GST refunds from ATO		5 392	6 467
GST paid to ATO		(2 336)	(1 186)
GST received from customers		1 550	1 214
Interest paid on interest-bearing liabilities		(1 921 795)	(1 123 423)
Interest paid on deposits		(109 246)	(244 460)
Administration expenses paid		(14 041)	(20 948)
Income tax paid		(11 116)	(15 942)

Net cash (used in)/provided by operating activities		(306 606)	2 829 104

Cash Flows from Investing Activities
Net increase in onlendings		(4 354 352)	(9 072 851)
Net proceeds/(purchase) of investments		9 433 688	(182 799)
Payments for intangibles		(3 948)	(360)
Payments for property, plant and equipment		(118)	(28 099)
Proceeds from the sale of property, plant and equipment		45	490
Dividends received		30	63

Net cash provided by/(used in) investing activities		5 075 345	(9 283 556)

Cash Flows from Financing Activities
Net (repayments)/proceeds from interest-bearing liabilities		(2 463 910)	7 245 078
Net repayment of deposits		(2 305 267)	(291 147)

Net cash (used in)/provided by financing activities		(4 769 177)	6 953 931

Net (decrease)/increase in cash held		(438)	499 479
Cash at 1 July		814	1 372

Cash at 31 December	7 & 15	376	500 851

LONG TERM ASSETS

No external cashflow is generated from the long term assets operations (refer notes 1 and 3).

The accompanying notes form part of these financial statements.

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Notes to and Forming Part of the Financial Statements

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

1. General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services, which form part of QTC’s capital markets operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

The majority of QTC’s profits from its capital markets operations are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets form part of QTC’s long term assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note which has resulted in the State receiving a fixed rate of return on the note, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer notes 3 & 5).

The Long Term Asset Advisory Board is responsible for the oversight of the long term assets which do not form part of QTC’s day-to-day capital markets operations. The long term assets are held in unit trusts managed by Queensland Investment Corporation (QIC).

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC’s financial information, an interim general purpose financial report has been prepared.

The half-year financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. The accounting policies and methods of computation are the same as those adopted in the most recent annual financial report. It should be read in conjunction with the annual financial report of QTC as at 30 June 2009.

2. Principal accounting policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the half-year ended 31 December 2009 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and AASB 134 Interim Financial Reporting.

The financial statements comply with Australian Accounting Standards and International Financial Reporting Standards (IFRS). QTC is designated as a not-for-profit entity, however, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it was a for-profit entity.

EARLY ADOPTION OF STANDARDS

No new accounting standards issued but not mandatory for financial years beginning 1 July 2009 have been adopted early.

HISTORICAL COST CONVENTION

The financial statements have been prepared under the historical cost convention, as modified by the application of fair value measurement required by the relevant accounting standards.

FUNCTIONAL AND PRESENTATION CURRENCY

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

CLASSIFICATION OF ASSETS AND LIABILITIES

Assets and liabilities are disclosed by nature and in an order that generally reflects their relative liquidity.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the income statement. Investments in joint venture entities are carried at the equity accounted amount.

(C) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the income statement.

(D) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expires or is transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as a basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the income statement in the period in which it accrues.

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2. Principal accounting policies (CONTINUED)

(D) FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued)

CLASSIFICATION

Financial instruments on initial recognition are classified into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss

•	Financial liabilities at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition derivatives may be used to deliver long-term floating rate or long-term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss include financial assets held for capital markets operations and investments held in unit trusts (long term assets).

– Financial assets – capital markets operations

Financial assets – capital markets operations, consist of investments in money market deposits, discount securities, Commonwealth and state securities and floating rate notes. Unrealised gains and losses are brought to account in the income statement.

– Investments in unit trusts – long term assets

Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, International equities and other diversified products. These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account net of any GST recoverable.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and customer deposits. Unrealised gains and losses are brought to account in the income statement.

– Interest-bearing liabilities

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

– Customer deposits

Customer deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

FINANCIAL LIABILITIES AT AMORTISED COST

Financial liabilities at amortised cost consist of a fixed rate note issued to the State Government in exchange for a portfolio of assets (long term assets). The fixed rate note was initially recognised at par value, which equated to the fair market value of the financial assets acquired. Deposits and withdrawals can be made from the note based on changes in the State Government’s long-term liabilities. The note is long-term in nature and has a term of 50 years. Interest on the fixed rate note is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit liability.

(E) INTEREST INCOME AND EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/ losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(F) NET CHANGE IN FAIR VALUE OF INVESTMENTS IN UNIT TRUSTS

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

(G) INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities related to QTC’s capital markets operations.

No income tax is payable on the long term assets.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

(H) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for Note 17 which is rounded to the nearest million dollars.

(I) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(J) OPERATING RESULT

The operating profit after tax for the six months ended 31 December 2009 for the capital markets operations segment was $143.532 million, while the operating profit for the long term assets segment was $1 279.646 million. The profit recorded in the long term assets segment has partially reversed some of the losses recorded in the prior financial year due to the global financial crisis.

The losses incurred in the prior financial year by the long term assets segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 15). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

HALF-YEARLY REPORT DECEMBER 2009	13

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Notes to and Forming Part of the Financial Statements

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

3. Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC’s operating segments are shown below:

SEGMENT REVENUE AND EXPENSES

	31 DECEMBER 2009			31 DECEMBER 2008
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
SEGMENT INCOME
Interest income	1 683 154	—	1 683 154	4 993 733	—	4 993 733
Net change in fair value of unit trusts	—	2 116 607	2 116 607	—	(2 765 549)	(2 765 549)
Other income	39 614	—	39 614	31 381	—	31 381

Total income	1 722 768	2 116 607	3 839 375	5 025 114	(2 765 549)	2 259 565

SEGMENT EXPENSES
Interest expense	(1 540 555)	(819 056)	(2 359 611)	(4 927 179)	(773 882)	(5 701 061)
Depreciation and amortisation	(7 050)	—	(7 050)	(5 713)	—	(5 713)
Management fees – QIC	—	(17 905)	(17 905)	—	(17 368)	(17 368)
Administration expenses	(15 446)	—	(15 446)	(16 629)	—	(16 629)

Total expenses	(1 563 051)	(836 961)	(2 400 012)	(4 949 521)	(791 250)	(5 740 771)

Share of associate’s net profit	115	—	115	54	—	54

Profit/(loss) before income tax	159 832	1 279 646	1 439 478	75 647	(3 556 799)	(3 481 152)

Income tax expense	(16 300)	—	(16 300)	(1 898)	—	(1 898)

Profit/(loss) for the period	143 532	1 279 646	1 423 178	73 749	(3 556 799)	(3 483 050)

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3.Segment reporting (CONTINUED)

SEGMENT ASSETS AND LIABILITIES

	31 DECEMBER 2009			30 JUNE 2009
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
SEGMENT ASSETS
Onlendings	48 824 209	—	48 824 209	44 407 516	—	44 407 516
Financial assets at fair value through profit or loss	16 905 225	19 401 757	36 306 982	26 474 512	17 470 034	43 944 546
Other assets	345 989	—	345 989	635 497	—	635 497

Total assets	66 075 423	19 401 757	85 477 180	71 517 525	17 470 034	88 987 559

SEGMENT LIABILITIES
Financial liabilities at fair value through profit or loss	65 253 638	—	65 253 638	70 417 244	—	70 417 244
Financial liabilities at amortised cost	—	22 760 582	22 760 582	—	22 108 505	22 108 505
Other liabilities	342 406	—	342 406	764 434	—	764 434

Total liabilities	65 596 044	22 760 582	88 356 626	71 181 678	22 108 505	93 290 183

Net Assets	479 379	(3 358 825)	(2 879 446)	335 847	(4 638 471)	(4 302 624)

SEGMENT EQUITY

	31 DECEMBER 2009			31 DECEMBER 2008
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Equity 1 July	335 847	(4 638 471)	(4 302 624)	292 644	—	292 644
Profit/(loss) after tax	143 532	1 279 646	1 423 178	73 749	(3 556 799)	(3 483 050)

Equity 31 December	479 379	(3 358 825)	(2 879 446)	366 393	(3 556 799)	(3 190 406)

HALF-YEARLY REPORT DECEMBER 2009	15

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Notes to and Forming Part of the Financial Statements

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

4. Interest income and interest expense

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

CAPITAL MARKETS OPERATIONS	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000

INTEREST INCOME
Onlendings *	1 184 844	(8 068)	—	1 176 776
Other investments	400 808	80 308	25 262	506 378

	1 585 652	72 240	25 262	1 683 154

INTEREST EXPENSE
Interest-bearing liabilities	1 645 075	(857 640)	640 640	1 428 075
Customer deposits	114 189	(1 709)	—	112 480

	1 759 264	(859 349)	640 640	1 540 555

FOR THE HALF-YEAR ENDED 31 DECEMBER 2008

CAPITAL MARKETS OPERATIONS	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000

INTEREST INCOME
Onlendings *	3 769 100	209 591	—	3 978 691
Other investments	628 456	396 507	(9 921)	1 015 042

	4 397 556	606 098	(9 921)	4 993 733

INTEREST EXPENSE
Interest-bearing liabilities	1 360 662	3 823 000	(502 774)	4 680 888
Customer deposits	240 679	5 612	—	246 291

	1 601 341	3 828 612	(502 774)	4 927 179

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds.

In periods of rising interest rates, the market value of the funding pool will fall leading to lower interest income from onlendings. During the half-year ended 31 December 2009, interest rates rose in comparison to the half-year ended 31 December 2008 when rates fell, which led to lower interest income for the period.

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5. Fee revenue

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $4.811 million (31 December 2008 $6.131 million) derived from fees on certain managed funds and pools has been included under interest income.

6. Net change in fair value of unit trusts

Changes in the fair value of the unit trusts were as follows:

LONG TERM ASSETS	31 DECEMBER 2009 $000	31 DECEMBER 2008 $000

QIC Investment Trust No.2	2 040 279	(2 809 473)
QIC Property Fund	34 049	(75 513)
QIC Strategic Fund No.2	4 230	51 058
QIC Diversified Infrastructure Fund No.2	8 071	20 293
QIC Private Equity Fund No.2	(9 753)	78 503
QIC International Property Fund	20	(37 039)
QIC International Property Development Trust	(9 334)	(30)
QIC Treasury Infrastructure Trust	53 180	4 204
Queensland BioCapital Fund No.1	(2 039)	1 222
Queensland BioCapital Fund No.2	(2 096)	1 226

	2 116 607	(2 765 549)

7. Cash

Cash includes only those funds held at bank and does not include money market deposits.

8. Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2009 $000	30 JUNE 2009 $000

Money market deposits	2 964 762	2 850 686
Discount securities	4 053 658	12 033 545
Commonwealth and state securities (1)	4 894 628	5 820 281
Floating rate notes	3 355 465	4 408 159
Other investments	1 636 712	1 361 841

	16 905 225	26 474 512

(1)	QTC maintains holdings of its own stocks. These holdings have been excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 13).

The total includes investments made to manage:

•	deposits of $5 566.779 million (30 June 2009 $7 793.010 million)

•	equity of $479.379 million (30 June 2009 $335.847 million), and

•	cross border lease deferred income of $105.432 million (30 June 2009 $109.731 million).

The remaining investments are used to facilitate management of interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

HALF-YEARLY REPORT DECEMBER 2009	17

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Notes to and Forming Part of the Financial Statements

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

9. Derivative financial assets

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2009 $000	30 JUNE 2009 $000
Interest rate swaps	115 443	250 946
Cross currency swaps	87 051	86 333
Forward rate agreements	3 760	155 337
Forward exchange contracts	10 473	633

	216 727	493 249

10. Onlendings

CAPITAL MARKETS OPERATIONS

Government departments and agencies	12 243 959	9 713 198
Government-owned corporations	22 536 803	20 902 441
Local governments	2 459 194	2 402 268
Tollway companies	2 550 519	2 370 069
QTC related entities (1)	245 294	259 103
Queensland water entities	7 903 809	7 848 605
Statutory bodies	872 938	898 307
Other bodies	10 281	11 469
Cooperative housing society loans	1 655	2 286
Provision for impaired loans	(243)	(230)

	48 824 209	44 407 516

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal. The onlending is offset by a deposit of $245 million (30 June 2009 $259 million) held by QTC on behalf of the lessee of the terminal (refer note 13).

11. Financial assets at fair value through profit or loss

LONG TERM ASSETS

Investments held with QIC:
QIC Investment Trust No.2	15 271 864	13 346 492
QIC Property Fund	1 701 748	1 643 578
QIC Strategic Fund No.2	828 530	617 285
QIC Diversified Infrastructure Fund No.2	999 835	830 923
QIC Private Equity Fund No.2	360 448	327 059
QIC International Property Fund	195 206	191 542
QIC International Property Development Trust	634	526
QIC Treasury Infrastructure Trust	92	466 783
Queensland BioCapital Fund No.1	21 536	22 722
Queensland BioCapital Fund No.2	21 864	23 124

	19 401 757	17 470 034

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12. Derivative financial liabilities

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2009 $000	30 JUNE 2009 $000

Interest rate swaps	25 803	27 827
Forward rate agreements	3 441	157 642
Foreign exchange contracts	18 469	310 216
Cross currency swaps	73 273	22 879
Credit default swap	4 220	26 409

	125 206	544 973

13. Financial liabilities at fair value through profit or loss

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS
DOMESTIC
Treasury notes	473 571	2 241 181
Bonds	52 133 947	49 102 736
Credit foncier loans	934	1 112

	52 608 452	51 345 029

OFFSHORE
Commercial paper	1 320 740	2 462 683
Bonds	4 462 625	7 275 732
Medium-term notes	1 295 042	1 540 790

	7 078 407	11 279 205

Total interest-bearing liabilities	59 686 859	62 624 234

Derivatives used to hedge offshore borrowings result in no net exposure to any foreign currencies.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

In addition to the Queensland Government guarantee, the Commonwealth Government has guaranteed selected QTC domestic and global bond lines.

CUSTOMER DEPOSITS – CAPITAL MARKETS OPERATIONS

Government departments and agencies	978 459	253 432
Government owned corporations	702 489	1 428 142
Local governments	1 441 264	2 413 819
Queensland water entities	87 705	251 046
Tollway companies	12 717	106 517
Statutory bodies	960 533	2 656 292
QTC related entities	43 625	48 197
Other depositors (1)	339 075	368 348

	4 565 867	7 525 793

Collateral	2 850	4 833
Stock lending	1 245	—
Repurchase agreements	996 817	262 384

Total deposits	5 566 779	7 793 010

(1)	Includes a security deposit of $245 million (30 June 2009 $259 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

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Notes to and Forming Part of the Financial Statements

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

14. Reserves
	31 DECEMBER 2009 $000	31 DECEMBER 2008 $000
GENERAL RESERVE
Opening balance	39 082	39 082

Closing balance	39 082	39 082

CREDIT RISK RESERVE (1)
Opening balance	126 332	34 000
Transfer from retained surplus	3 217	89 027

Closing balance	129 549	123 027

BASIS RISK RESERVE (2)
Opening balance	24 500	53 500
Transfer from/(to) retained surplus	7 500	(34 000)

Closing balance	32 000	19 500

Total reserves	200 631	181 609

MOVEMENTS DURING THE PERIOD
Credit risk reserve	3 217	89 027
Basis risk reserve	7 500	(34 000)

	10 717	55 027

(1)	As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds surplus funds to assist with the management of customer portfolios. These activities expose QTC to credit risk due to the growth in counterparty exposures.

In addition to its portfolio management activities, QTC also invests funds on behalf of its customers which are held in the QTC Cash Fund. QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2)	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of liquid assets. Gains/losses may occur due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk has been measured using the value at risk methodology. QTC is confident at the 99% level, that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period, will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated loss as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

The remaining reserves are maintained for general purposes.

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15. Cash flows presented on a net basis

CAPITAL MARKETS OPERATIONS

Cash flows arising from the following activities are presented on a net basis in the Statement of Cash Flows:

•	loan advances to and redemptions from customers

•	sales and purchases of investments

•	receipt and withdrawal of customer deposits, and

•	proceeds and repayments of interest-bearing liabilities.

LONG TERM ASSETS

No external cashflow is generated from the long term assets operations as deposits and withdrawals from the fixed rate note result in a corresponding change to the investments held. Interest on the fixed rate note is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2(d) and 2(f)).

16. Contingent liabilities

There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2009. Refer to note 23 in the 2009 Annual Report.

17. Funding facilities

FACILITY	CURRENCY	LIMIT $M	FACE VALUE ON ISSUE 31 DECEMBER 2009 $M	FACE VALUE ON ISSUE 30 JUNE 2009 $M
ONSHORE FACILITIES
Domestic Benchmark Bond	AUD	Unlimited	AUD 50 878	AUD 48 585
Capital Indexed Bond (1)	AUD	Unlimited	AUD 741	AUD 734
Treasury Note	AUD	Unlimited	AUD 475	AUD 2 249
Other	AUD	N/A	AUD 601	AUD 603
OFFSHORE FACILITIES
Global Benchmark Bond	AUD	AUD 20 000	AUD 4 363	AUD 7 076
Euro Commercial Paper	Multicurrency	USD 10 000	USD 523	USD 1 066
US Commercial Paper	Multicurrency	USD 5 000	USD 663	USD 936
Euro Medium-Term Note	Multicurrency	USD 10 000	USD 809	USD 809
US Medium-Term Note	Multicurrency	USD 10 000	USD 350	USD 350

(1)	Current indexed face value

HALF-YEARLY REPORT DECEMBER 2009	21

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Certificate of the Queensland Treasury Corporation

The forgoing half-year financial statements have been prepared in accordance with the Financial Accountability Act (2009) and other prescribed requirements including AASB 134: Interim Financial Reporting.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing half-year financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2009, and

(iii)	the interim management report includes a fair review of the information required under article 4 (4) of the law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

/s/ G P BRADLEY	/s/ S R ROCHESTER
G P BRADLEY	S R ROCHESTER
Corporation Sole	Chief Executive
Queensland Treasury Corporation

Brisbane
15 February 2010

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Independent Auditor’s Review Report TO QUEENSLAND TREASURY CORPORATION

Matters Relating to the Electronic Presentation of the Reviewed Financial Statements

The review report relates to the half-year financial report of Queensland Treasury Corporation for the half year ended 31 December 2009 included on Queensland Treasury Corporation’s web site. The Corporation is responsible for the integrity of Queensland Treasury Corporation’s web site. I have not been engaged to report on the integrity of Queensland Treasury Corporation’s web site. The review report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the reviewed financial report, available from Queensland Treasury Corporation, to confirm the information included in the reviewed financial report presented on this web site.

These matters also relate to the presentation of the reviewed financial report in other electronic media including CD Rom.

Report on the Half-year Financial Report

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2009, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes to and forming part of the financial report and the certificate of the Queensland Treasury Corporation.

THE CORPORATION SOLE’S RESPONSIBILITY

The corporation sole is responsible for the preparation and fair presentation of the half-year financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the half-year financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITOR’S RESPONSIBILITY

My responsibility is to express a conclusion on the half-year financial report based on my review. I conducted my review in accordance with Auditing Standard on Review Engagements ASRE 2410: Review of Half-year and Other Financial Reports Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, anything has come to my attention that causes me to believe that the half-year financial report is not presented fairly, in all material respects. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

INDEPENDENCE

The Financial Accountability Act 2009 promotes the independence of the Auditor-General and QAO authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

CONCLUSION

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the half-year financial report of Queensland Treasury Corporation does not present fairly, in all material respects, the financial position of the Queensland Treasury Corporation as at 31 December 2009 and its financial performance and its cash flows for the period ended on that date.

/s/ G G POOLE FCPA
G G POOLE FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

HALF-YEARLY REPORT DECEMBER 2009	23

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Management Report FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

Review of Operations

QTC made an operating profit after tax for the half-year ended 31 December 2009 of A$1,423.178 million consisting of the following operating segment results:

CAPITAL MARKETS OPERATIONS

During the period from 1 July 2009 to 31 December 2009, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2009 for the Capital Markets Operations segment was A$143.532 million.

The Treasurer of Queensland, on behalf of the State Government, guarantees all of QTC’s obligations under debt securities issued by QTC. In addition, the Commonwealth Government has guaranteed certain QTC Global and Domestic bond lines.

LONG TERM ASSETS

QTC made an operating profit after tax of A$1,279.646 million for the Long Term Assets segment. QTC holds this portfolio of assets (long term assets) following their transfer by the State Government under an administrative arrangement in the prior financial year. These assets were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note which has resulted in the State receiving a fixed rate of return on the note while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The long term assets recorded a 12.06% return for the six months to 31 December 2009. The positive result was largely driven by strong global equity returns, as a result of improved macroeconomic data and investor risk appetite. This has partially reversed some of the losses recorded in the prior financial year due to the global financial crisis.

Principal risks and uncertainties

The first half of the 2009-10 financial year saw improvements in market liquidity and global growth which was boosted by high levels of monetary and fiscal stimulus. In Australia, the economic downturn has been much less severe than expected. Looking ahead, we remain cautious about the sustainability of economic conditions as global economies focus on unwinding stimulatory policies.

/s/ G P BRADLEY	/s/ S R ROCHESTER
G P BRADLEY	S R ROCHESTER
Corporation Sole	Chief Executive
Queensland Treasury Corporation

Brisbane
15 February 2010

24	QUEENSLAND TREASURY CORPORATION

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Appendix A: Loans to Customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2009 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2009

BODIES WITHIN THE PUBLIC ACCOUNTS
CITEC	18 518	29 594	5.81	N/A
Department of Community Safety - Corrective Services	67	—	0.21	—
Department of Community Safety - Emergency Services	1 571	527	1.13	0.62
Department of Employment Economic Development and Innovation - Office of Racing	3 207	2 912	4.91	4.41
Department of Employment Economic Development and Innovation -
Tourism Regional Development and Industry	135 058	130 575	5.53	5.05
Department of Justice and Attorney - General	57 242	48 015	2.96	2.46
Department of Premier and Cabinet - Arts Queensland	16 897	19 328	N/A	N/A
Department of Public Works - Administrative Services	95 817	139 739	4.14	4.35
Department of the Premier and Cabinet	16 946	16 439	6.80	6.30
Department of Transport and Main Roads - Main Roads	1 077 315	1 040 248	7.35	6.92
Department of Transport and Main Roads - Queensland Transport	83 569	79 228	6.92	6.57
Forestry Plantations Queensland	79 282	79 005	N/A	N/A
Monte Carlo Caravan Park Pty Ltd	154	59	0.76	0.26
QBuild	9 744	8 404	3.39	2.91
QFleet	258 559	251 650	N/A	N/A
Qld Fire and Rescue Authority	3 934	3 797	5.21	4.71
Queensland Ambulance Service	80	—	0.13	—
Queensland Audit Office	325	218	1.46	0.96
Queensland Health	122 875	118 790	8.96	8.46
Queensland Treasury	7 693 099	10 227 607	N/A	N/A
Sales and Distribution Services	4 113	8 524	N/A
Urban Land Development Authority	34 825	39 300	5.77	N/A

Total	9 713 198	12 243 959

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	2 286	1 655	N/A	N/A

Total	2 286	1 655

HALF-YEARLY REPORT DECEMBER 2009	25

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Appendix A: Loans to Customers (CONTINUED)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2009 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2009

GOVERNMENT OWNED CORPORATIONS
CS Energy Ltd	851 365	859 119	N/A	N/A
ENERGEX Ltd	3 889 263	3 912 046	N/A	N/A
Ergon Energy Corporation Limited	3 807 095	3 997 100	N/A	N/A
Eungella Water Pipeline Pty Ltd	32 896	32 387	13.74	13.79
Gladstone Ports Corporation	558 335	572 017	N/A	N/A
Port of Brisbane Corporation	671 994	745 038	N/A	N/A
Port of Townsville Limited	6 084	12 524	N/A	13.28
Ports Corporation of Queensland Limited	492 209	642 636	N/A	N/A
Powerlink	3 097 789	3 284 776	N/A	N/A
QR Limited	6 565 769	7 186 642	N/A	N/A
Stanwell Corporation Limited	258 822	637 071	N/A	N/A
SunWater	220 181	220 532	N/A	N/A
Tarong Energy Corporation Limited	450 640	434 915	N/A	N/A

Total	20 902 441	22 536 803

LOCAL GOVERNMENTS
Balonne Shire Council	2 257	2 022	8.94	9.27
Banana Shire Council	8 123	7 796	N/A	13.72
Barcaldine Regional Council	1 784	1 711	14.44	14.72
Barcoo Shire Council	99	91	5.82	5.37
Blackall Tambo Regional Council	599	505	7.22	7.70
Brisbane City Council	389 531	460 567	13.94	13.94
Bulloo Shire Council	1 453	1 377	7.73	7.33
Bundaberg Regional Council	45 796	44 082	10.87	N/A
Burdekin Shire Council	7 261	6 471	5.24	4.95
Cairns Regional Council	103 041	94 799	16.48	17.68
Carpentaria Shire Council	1 565	1 396	7.03	7.00
Cassowary Coast Regional Council	20 622	20 293	N/A	N/A
Central Highlands Regional Council	15 035	14 382	17.26	N/A
Charters Towers Regional Council	576	474	4.86	4.91
Cloncurry Shire Council	3 880	3 486	8.54	8.84
Cook Shire Council	4 560	4 447	14.78	14.71
Diamantina Shire Council	1 956	1 849	8.09	7.76
Etheridge Shire Council	3 575	3 372	7.53	7.14
Fraser Coast Regional Council	114 162	110 186	13.03	N/A
Gladstone Regional Council	48 969	46 886	15.11	15.45
Gold Coast City Council	260 660	254 762	N/A	N/A
Goondiwindi Regional Council	432	399	5.74	5.31
Gympie Regional Council	13 889	13 192	16.53	17.27

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LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2009 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2009

Hope Vale Aboriginal Council	855	839	18.08	18.30
Ipswich City Council	189 035	255 605	N/A	N/A
Local Government Association of Queensland	1 347	1 602	N/A	N/A
Lockyer Valley Regional Council	664	606	6.85	6.68
Logan City Council	77 947	74 172	N/A	N/A
Longreach Regional Council	1 122	1 098	15.66	15.63
Mackay Regional Council	115 099	111 227	15.48	15.75
Maranoa Regional Council	9 942	9 338	12.43	12.73
McKinlay Shire Council	524	497	8.27	7.91
Moreton Bay Regional Council	269 464	252 970	N/A	N/A
Mount Isa City Council	10 173	9 427	15.52	16.56
Murweh Shire Council	3 614	3 424	8.97	8.73
North Burnett Regional Council	1 296	1 225	9.34	9.18
Paroo Shire Council	2 267	2 221	16.48	16.52
Redland City Council	42 245	41 256	13.32	12.81
Richmond Shire Council	2 322	2 229	9.47	9.10
Rockhampton Regional Council	126 327	120 850	11.56	11.49
Scenic Rim Regional Council	1 831	1 458	9.96	11.31
South Burnett Regional Council	14 195	10 544	N/A	13.85
Southern Downs Regional Council	19 738	19 081	14.48	14.53
Sunshine Coast Regional Council	112 160	108 335	10.48	N/A
Tablelands Regional Council	7 216	6 085	9.80	10.64
Toowoomba Regional Council	102 153	98 389	N/A	N/A
Torres Shire Council	1 743	1 634	6.85	6.41
Torres Strait Island Regional Council	603	587	12.21	11.99
Townsville City Council	205 042	198 401	13.84	13.86
Western Downs Regional Council	3 781	3 655	11.17	10.93
Whitsunday Regional Council	26 183	24 409	13.52	14.14
Winton Shire Council	3 556	3 485	16.87	17.00

Total	2 402 268	2 459 194

HALF-YEARLY REPORT DECEMBER 2009	27

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Appendix A: Loans to Customers (CONTINUED)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2009 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2009

STATUTORY BODIES
Drainage Boards
East Deeral Drainage Board	10	5	1.05	0.54
Eugun Bore Water Authority	165	143	3.38	2.90
Matthews Road Drainage Board	4	1	0.58	0.10
Grammar Schools
Brisbane Girls’ Grammar School	25 103	24 230	12.08	11.97
Brisbane Grammar School	12 193	27 307	11.25	16.58
Ipswich Girls Grammar School	20 580	21 860	N/A	N/A
Ipswich Grammar School	2 649	2 385	4.68	4.20
Rockhampton Girls Grammar School	4 176	4 161	17.32	16.84
Rockhampton Grammar School	10 862	10 542	15.37	15.54
Toowoomba Grammar School	253	3 126	0.56	13.67
Townsville Grammar School	12 437	11 848	12.35	12.41
River Improvement Trusts
Pioneer River Improvement Trust	415	370	4.28	3.81
Universities
Griffith University	103 378	95 819	7.07	6.76
James Cook University	25 104	24 482	13.88	13.76
Sunshine Coast University	21 335	20 183	10.99	10.77
Water Boards
Avondale Water Board	470	426	4.71	4.24
Fernlee Water Authority	952	936	19.32	19.76
Gladstone Area Water Board	137 587	133 958	21.53	21.60
Glamorgan Vale Water Board	68	56	8.70	9.73
Kelsey Creek Water Board	1 211	1 122	5.83	5.38
Mount Isa Water Board	3 903	3 734	8.85	8.48
Pioneer Valley Water Board	3 523	3 198	5.68	5.26
Riversdale Murray Valley Water Management Board	463	412	4.21	3.72
Six Mile Creek Water Board	3	—	0.11	—
Water Supply Boards
Bollon South Water Authority	741	739	10.47	9.96
Bollon West Water Authority	955	1 628	12.36	12.17
Ingie Water Authority	424	411	11.57	11.09

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LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2009 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2009

Other Statutory Bodies
Australian Agricultural Colleges Corporation	739	472	1.48	1.08
Mt Gravatt Showgrounds Trust	66	55	6.67	7.14
National Trust of Queensland	1 128	984	3.69	3.20
Queensland Rural Adjustments Authority	7 234	6 340	4.20	3.81
Queensland Studies Authority	730	—	1.27	—
South Bank Corporation	31 927	31 802	N/A	N/A
Stadiums Queensland	467 519	440 203	8.06	7.62

Total	898 307	872 938

QUEENSLAND WATER ENTITIES
QLD Water Infrastructure Pty Ltd	765 736	628 529	N/A	N/A
Queensland Bulk Water Supply Authority	2 168 001	2 230 977	N/A	N/A
Queensland Bulk Water Transport Authority	1 785 151	1 805 728	N/A	N/A
Queensland Manufactured Water Authority	236 222	—	N/A	N/A
SEQ Distribution Entity (Interim) Pty Ltd	13 416	24 798	N/A	N/A
SEQ Water Grid Manager	292 773	386 859	N/A	N/A
South East Queensland (Gold Coast) Desalination Company Pty Ltd	547 259	580 892	N/A	N/A
Southern Regional Water Pipeline Company Pty Ltd	143 073	259 963	N/A	N/A
Western Corridor Recycled Water Pty Ltd	1 896 975	1 986 063	N/A	N/A

Total	7 848 605	7 903 809

SUNCORP METWAY LTD
Suncorp Metway Facility	1 908	1 527	8.19	8.64

Total	1 908	1 527

TOLLWAY COMPANY
Queensland Motorways Limited	2 370 069	2 550 519	N/A	N/A

Total	2 370 069	2 550 519

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	259 103	245 294	N/A	N/A

Total	259 103	245 294

OTHER BODIES
Aviation Australia Pty Ltd	2 546	2 473	11.48	11.23
Department of Education and the Arts - State Schools	24	23	6.13	5.62
Parents and Citizens Associations	6 990	6 258	6.08	5.75

Total	9 561	8 754

GRAND TOTAL	44 407 746	48 824 452

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

*	Average Expected Term - only includes standard principal and interest accounts

- ignores temporary funding and debt offset facility

- is not applicable for any non-standard principal and interest accounts

HALF-YEARLY REPORT DECEMBER 2009	29

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APPENDIX B: Partners In Financial Markets 31 DECEMBER 2009

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP

ABN AMRO BANK NV/ROYAL BANK OF SCOTLAND	TELEPHONE
Domestic (Australia)	+61 2 8259 5000
Global (London)	+44 790 066 8871

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE
Domestic (Australia)	+61 2 9227 1872
Global (London)	+44 203 229 2070

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE
Domestic (Australia)	+61 2 8225 6077
Global (London)	+44 207 986 9521

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE
Domestic (Australia)	+61 2 9378 5000
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE
Domestic (Australia)	+61 2 8258 1444
Global (London)	1800 125 606

JP MORGAN	TELEPHONE
Domestic (Australia)	+61 2 9220 1358
Global (London)	+44 207 777 9667

MACQUARIE BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 8232 3333
Global (London)	+44 207 776 7100

NATIONAL AUSTRALIA BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761

NOMURA SECURITIES	TELEPHONE
Domestic (Australia)	+61 2 8062 8621
Global (Australia)	+61 2 8062 8621

ROYAL BANK OF CANADA	TELEPHONE
Domestic (Australia)	+61 2 9033 3000
Global (London)	+44 207 653 4000

TORONTO DOMINION BANK	TELEPHONE
Domestic (Singapore)	1800 646 497
Global (London)	+44 207 628 4334

UBS AG2	TELEPHONE
Domestic (Australia)	+61 2 9324 2000
Global (London)	+44 207 567 3080

WESTPAC BANKING CORPORATION	TELEPHONE
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7623 9428

QTC TREASURY NOTE FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Ltd	+61 2 9227 1113
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2688
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 9283 4133

MULTI CURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Citigroup Global Markets Inc (New York)	+1 212 723 8626
Credit Suisse (New York)	+1 917 304 8531
Deutsche Bank Securities (New York)	+1 212 250 7179

MULTI CURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE
Barclays Bank Plc (London)	+44 207 773 9764
Citigroup International Plc (Hong Kong)[3]	+852 2501 2689
Deutsche Bank AG (Singapore)	+65 6883 1698
National Australia Bank Limited (Hong Kong and London)	+852 9182 1165
RBC Capital Markets (Sydney)	+61 2 9033 3300
UBS Ltd (London)	+44 207 567 4146

MULTI CURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS
Includes all Domestic and Global A$ Bond Facility Distribution Group[5]

MULTI CURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Limited	+1 212 8019 160
Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Securities SMBC Europe	+61 3 9916 1388
Deutsche Bank Securities Inc (New York)[6]	+1 212 469 7500
JP Morgan	+1 212 834 4533
RBC Capital Markets (New York)	+1 212 858 7380
RBS Greenwich Capital	+44 207 085 0000
TD Securities	+1 212 827 7325
UBS Investment Bank	+44 207 567 3782

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Reverse inquiry also permitted
5	Lead Arranger – UBS Ltd (London)
6	Lead Arranger

30	QUEENSLAND TREASURY CORPORATION

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ISSUING AND PAYING AGENTS	CONTACT	TELEPHONE	FACSIMILE
AUD TREASURY NOTES
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456

AUD DOMESTIC BONDS
Link Market Services Ltd	Markings/Transfers	+61 2 8280 7868	+61 2 9287 0315

AUD GLOBAL BONDS		+1 615 835 3202
Deutsche Bank Trust Company Americas	Client Services	+1 615 866 3887	+1 615 835 3200

EURO COMMERCIAL PAPER		+44 207 547 7608
Deutsche Bank AG, London	Client Services	+44 207 547 1145	+44 207 547 3665

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 4635

EURO MEDIUM-TERM NOTES		+44 207 547 7608
Deutsche Bank AG, London	Client Services	+44 207 547 1145	+44 207 547 3665

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 732 578 4635

HALF-YEARLY REPORT DECEMBER 2009	31

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APPENDIX C: QTC’s 2009-10 Indicative Borrowing Program

BORROWING DETAILS	2009-10 MID-YEAR UPDATE A$M	2009-10 ORIGINAL A$M

REFINANCING OF MATURING DEBT:
A$ benchmark bonds	11,601	13,477
A$ non-benchmark bonds	58	56
Medium-term notes (MTNs)	487	487
Commercial paper [1]	4,714	4,656

Total maturing debt	16,860	18,676

ADJUSTMENTS:
Prefunding of Benchmark Bond maturity	(4,380)	(7,060)
Principal repayments from QTC customers	(600)	(600)

Total refinancing	11,880	11,016

NEW BORROWING:
Capital works and asset procurement	12,985	14,924
Funding in advance of customer borrowings	(5,066)	(3,400)
Total new borrowing	7,919	11,524

Total borrowing program [2]	19,799	22,540

1.	Estimated commercial paper outstanding as at 30 June.
2.	Funding activity may vary depending upon actual customer requirements, the State’s fiscal position and financial market conditions.

It is estimated that the change in outstandings for QTC’s funding facilities over the first half of financial year 2009-10 will be as follows:

FUNDING FACILITY	30 JUNE 2009 A$M	31 DECEMBER 2009 A$M (ESTIMATE)		CHANGE A$M (ESTIMATE)

Domestic benchmark bond	48,753	50,500		1,747
Global benchmark bond	6,919	4,400		-2,519
Capital indexed bond**	734	741		7
Domestic non-benchmark bond	603	603		0
Euro medium-term note (EMTN)	1,012	918		-94
US medium-term note (USMTN)	453	453		0
Commercial paper	4,714	2,000		-2,714

Total	63,188	59,615 (estimate	)	-3,573 (estimate	)

**	includes capital indexation

32	QUEENSLAND TREASURY CORPORATION

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APPENDIX D: Corporate Directory

Queensland Treasury Corporation

Level 14, 61 Mary Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile: +61 7 3221 4122

Web: www.qtc.com.au

Queensland Treasury Corporation’s annual reports [ISSN 1837-1256 (print); ISSN 1837-1264 (online)] are available on QTC’s website: www.qtc.com.au. If you would like a report posted to you, please call QTC’s Communication and Marketing Team on +61 7 3842 4945.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding QTC’s half-year Annual Report, please contact the Communication Team on 07 3842 4685 and we will arrange for an interpreter to assist you.

If you would like to comment on our half-year or annual reports, please complete the feedback form that can be downloaded from the Annual Reports page on our website.

EXECUTIVE

Telephone: +61 7 3842 4611	Facsimile:	+61 7 3210 0262

TEAMS

Business Innovation and Sustainability Solutions
Telephone: +61 7 3842 4743	Facsimile:	+61 7 3210 1198

Financial Sustainability Solutions
Telephone: +61 7 3842 4715	Facsimile:	+61 7 3211 3629

Strategic Partnering Solutions
Telephone: +61 7 3842 4901	Facsimile:	+61 7 3211 4122

Treasury Department Solutions
Telephone: +61 7 3842 4798	Facsimile:	+61 7 3211 3629

Customer and Market Solutions (customer transactions)
Telephone: +61 7 3842 4644	Facsimile:	+61 7 3221 2486

Customer and Market Solutions (settlements and leasing)
Telephone: +61 7 3842 4644	Facsimile:	+61 7 3842 4975

Stock registry services (Link Market Services Ltd)
Telephone: 1800 777 166	Facsimile:	+61 2 9287 0315

Funding and Markets
Telephone: +61 7 3842 4789	Facsimile:	+61 7 3221 2410

Risk
Telephone: +61 7 3842 4740	Facsimile:	+61 7 3236 9031

Operations
Telephone: +61 7 3842 4641	Facsimile:	+61 7 3221 4122

Strategy
Telephone: +61 7 3842 4725	Facsimile:	+61 7 3221 2410

People and Performance
Telephone: +61 7 3842 4761	Facsimile:	+61 7 3210 2358

Communication and Marketing
Telephone: +61 7 3842 4945	Facsimile:	+61 7 3211 3629

HALF-YEAR REPORT DECEMBER 2009	33

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QUEENSLAND TREASURY CORPORATION

www.qtc.com.au

Level 14, 61 Mary Street Brisbane Queensland Australia

GPO Box 1096 Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122